MERLIN ADVISORS, INC.
                                    Exhibit d

                          INVESTMENT ADVISORY AGREEMENT

                                       FOR

                               MERLIN FUNDS GROUP


     This Agreement (the "Agreement") is made this 17th of June, 1999, between Merlin Advisors, Inc., a Delaware corporation (the "Advisor"), and Merlin Funds Group, a business trust organized and existing under the laws of the State of Delaware (the "Client").

     WHEREAS, the Client desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus as from time to time in effect and in such manner and to such extent as may from time to time be approved by the board of trustees (the "Board") of the Client; and

     WHEREAS, the Client desires to employ Advisor to act as the investment advisor and administrator for its investment portfolio The Merlin US Community Bank Stock Fund and such other investment portfolios as the Client may from time to time create (individually a "Fund" and collectively the "Funds"); and

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     WHEREAS, Advisor is willing to provide investment advice and administrative services to the Client in accordance with the terms of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Client and Advisor hereby agree as follows:


                              ARTICLE I
                        APPOINTMENT OF ADVISOR

     The Client desires to, and hereby does, employ advisor as the investment advisor to manage the Funds. By executing this Agreement, Advisor accepts the appointment as investment advisor and agrees to provide investment management services to the Funds in accordance with the terms of this Agreement.


                              ARTICLE II
                ADVISOR DUTIES AND SCOPE OF AUTHORITY

Section 1.  Types of Investments

     The Advisor, subject to the supervision and approval of the Board, will provide investment management services for each Fund in accordance with each Fund's investment objective and policies as stated in such Fund's most recent Prospectus delivered to the Advisor by the Client. The Client shall have the duty to deliver to the Advisor a current Prospectus for each Fund, from time to time, to ensure that the Advisor has a current Prospectus for each Fund. The Advisor shall be entitled to rely on the most recent Prospectus for a Fund which has been delivered to the Advisor by the Client.

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Section 2.  Advisor's Duties

     The Advisor shall be each Fund's investment advisor and will provide each Fund with management and advisory services. Advisor will be responsible for the actual management of the Funds and will constantly review the Funds in light of its own research analysis and those from other relevant sources.

Section 3.  Advisor's Discretionary Authority

     The responsibility for making decisions to buy, sell or hold a particular security rests with the Advisor. The Advisor is hereby authorized in the name of and on behalf of each Fund, as its agent and attorney-in-fact, without obtaining the consent of or consulting with the Fund or any other person, to issue instructions to purchase, sell, and otherwise trade or deal with, any security in the Fund; to purchase from or sell to any person any security in the Fund; to instruct any trustee or custodian of any security or other asset in the Fund to deliver securities sold, exchanged, or otherwise disposed of from the Fund and to pay cash for securities delivered to any trustee or custodian upon acquisition for the Fund; and generally, to perform any other act necessary to enable the Advisor to carry out its obligations under this Agreement. Such authorization, however, does not include authority to deliver or pay securities or cash to the Advisor.

Section 4.  Use of Brokers

     The Advisor shall select broker-dealers to effect transactions for each Fund on a best execution basis. In doing so, the Advisor shall consider the price as well as the quality of brokerage services, including such factors as execution capability, willingness to commit capital, creditworthiness and financial stability, financial responsibility and strength, the broker-dealer's facilities, reliability, clearance and settlement capability and any research products or services provided by the broker-dealer. Accordingly, if the Advisor determines in good faith that the amount of commissions charged by a broker-dealer is reasonable in relation to the value of the brokerage and research products or services provided by such broker-dealer, transactions by a Fund may not always be executed at the lowest available commission. Research products or services provided to the Advisor may include research reports on particular industries or companies, economic surveys or analyses, recommendations as to specific securities, and other products or services (e.g., quotation equipment and computer related costs and expenses), providing lawful and appropriate assistance to the Advisor in the performance of its investment decision-making responsibilities. The research products and services provided by broker-dealers may benefit other clients of the Advisor, and not all such products and services may be used by the Advisor in connection with the Client. Where a product or service obtained with commission dollars provides both research and non-research assistance to Advisor, the Advisor will make a reasonable allocation of the cost which may be paid for with commission dollars. With respect to transactions, Advisor routes to brokers for execution or directs to particular exchanges, it is Advisor's policy not to receive payment for order flow.

     As permitted by Section 28(e) of the Securities Exchange Act of 1934, the Advisor may select a broker which provides brokerage and research services to the Fund for an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. This practice is subject to a good faith determination that such price is reasonable in light of the services provided and to such policies as the Board may adopt from time to time.

     Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to its obligation of seeking the best qualitative execution, the Advisor may give consideration to sales of shares of the Client as a factor in selecting broker-dealers to executive portfolio transactions.

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Section 5.     Other Interests

     The Advisor and its related persons may have conflicts of interest with a Fund as a result of other present or future business activities. In the event of any potential conflict of interest, the Advisor will act in the manner that it in good faith believes to be in or not opposed to the best interests of the Funds, consistent with its duty of fair dealing. The Advisor and its related persons may engage in other investment and service activities for entities other than the Funds. Any fees received by the Advisor or its related persons for such services will not be shared with the Funds.
     The Advisor and its related persons may, from time to time, purchase or sell securities or other investments for their own accounts. Each such person may take actions different for his own account than actions taken for the Funds. Moreover, the Advisor and its related persons may purchase or sell or make recommendations to purchase or sell securities, futures, options on futures or other investments for the benefit of some clients that may not necessarily be consistent with action taken for the other clients. The Advisor is not under any obligation to share any investment opportunity, idea, or strategy with the Funds. The activities or strategies used for some accounts managed by the Advisor could conflict with the transactions and strategies employed by the Advisor in managing other accounts and affect the prices and availability of the securities and other investments in which clients will invest.

Section 6.     Aggregate Sales

     On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in a manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

Section 7.     Custodian

     The Advisor shall not act as custodian for the Funds and shall not take possession of cash or securities of the Funds.

Section 8.  Review of Accounts

     The Advisor will monitor each Fund's performance at least weekly. Such review shall be made by an officer of the Advisor.

     The Advisor will report to the Client no less frequently than quarterly. Each such report shall contain sufficient information to assess the historic performance of the Funds and shall contain sufficient detail of fees and expenses paid out of the Funds to allow the Client to assess the reasonableness of such fees and expenses.

Section 9.     Other Services

     The Advisor or its affiliates will furnish office facilities and clerical and administrative services, pay the salaries of all officers and employees who are employed by both the Advisor and the Client and, subject to the supervision of the Board, is responsible for the overall management of the business affairs of the Client, including the provision of personnel for record keeping, the preparation of governmental reports and responding to shareholder communications. The Advisor will pay all of the operating expenses of the client with the exception of brokerage, taxes, interest, distribution (12b-1) fees and extraordinary expenses, all of which shall be paid by the Client.

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Section 10.    Instructions from the Client.

     The Advisor may rely on all instructions (whether oral or written) given by the Client or its agents which the Advisor believes to be genuine. The Advisor's records of such a transaction will be conclusive as to the content of any instruction. Instructions may be given to the Advisor by any officer or agent of the Client. The Client agrees to hold harmless, and to indemnify and defend, the Advisor, as well as any of its officers, directors, shareholders, affiliates, employees and agents, against any and all losses sustained by the Advisor resulting from, and against any and all claims, liabilities, losses, damages, charges, costs, fees and expenses (including, without limitation, attorneys' fees and costs, including fees of attorneys who may be the Advisor's employees or employees of the Advisor's affiliates) arising out of or in connection with, any action taken in reliance upon any instruction or inquiry believed genuine. The Advisor reserves the right to refuse to act on any oral instructions.

Section 11.    Proxies and Other Legal Notices

     The Advisor shall not render any advice or take any action on behalf of the Client with respect to securities or other investments held in the Funds or the issuers thereof, which become the subject of any legal proceedings, including bankruptcies. The Client retains the right and obligation to take any action relating to the securities held in the Funds. Furthermore, except to the extent otherwise required by law, the Advisor shall not take any action or render any advice with respect to the voting of proxies solicited by, or with respect to, the issuers of any securities held in the Funds. The Client hereby expressly retains the right and obligation to vote proxies relating to the securities held in the Funds; provided however, that the Client may delegate said rights and obligations to a properly authorized agent.


                             ARTICLE III
                                 FEES

Section 1.  Fees and Costs of Advisors

     As consideration for the services provided by the Advisor under this Agreement, the Advisor will be entitled to a fee for each Fund equal to 2% per annum of the average daily net asset value of the Fund. The advisory fee will be payable monthly in arrears and shall be computed based upon the average daily net assets under management for each Fund during such month. The advisory fee for the initial period shall be prorated based upon the number of days between the date of the initial public offering and the end of the month. In the event this Agreement is terminated prior to the end of a month, the advisory fee shall be prorated. The advisory fee is exclusive of brokerage, taxes, interest, distribution (12b-1) fees and extraordinary expenses (including, but not limited to, litigation and indemnification costs and obligations) incurred by the Advisor as a result of providing the investment services to the Client under this Agreement.

Section 2.  Transaction Costs.

     The Client shall be responsible for payment of all ticketing or other transaction costs incurred to the custodian, or other third parties, from the purchase and sale of securities under this Agreement. Such costs are not included as part of the advisory fee. Such transaction costs shall be noted on the trade confirmations. The Client shall authorize the custodian of the Funds to pay any ticketing charges and other transaction costs directly from the Accounts upon settlement of the trades.

Section 3.  Reporting.

     On a monthly basis, the Advisor will send to the Client a statement for each Fund for the advisory fee, which shall include the specific manner in which the advisory fee is calculated. In addition, all trade confirmations will include (i) a list and explanation of costs incurred by the Client, and (ii) a list of ticketing charges and other transaction costs incurred by the Client. The Advisor shall promptly send (or cause to be sent) all trade confirmations to the Client after the settlement of the trades.


                              ARTICLE IV
                     ADVISOR LIABILITY LIMITATIONS

       Advisor and its officers, directors or employees shall not be liable for any loss arising out of any act or omission unless arising out of their negligence, misfeasance or bad faith. Any stated limitations on liability shall not relieve the Advisor from any responsibility or liability the Advisor may have under state or federal statutes.

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                              ARTICLE V
                TERM AND TERMINATION OF THE AGREEMENT

Section 1.  Term

     This Agreement shall become effective on the date hereof and shall continue in force for a period of two (2) years and from year to year thereafter, provided such continuance is specifically approved at least annually by (i) the Board or (ii) as to any Fund, by a vote of a majority (as defined in the Investment Company Act of 1940) of such Fund's outstanding voting securities; provided that in either event the continuance is also approved by a majority of the Client's trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Section 2.     Termination by the Advisor

      The Advisor may terminate this Agreement without penalty upon thirty days' written notice to the Client.

Section 3.  Termination by the Client

     The Client may terminate this Agreement without penalty at any time by written notice to the Advisor.


                              ARTICLE VI
                              ASSIGNMENT

     No assignment (as that term is defined in the Investment advisors Act of 1940) of this Agreement shall be made by the Advisor without the consent of the Client.


                             ARTICLE VII
                          INTERRELATIONSHIPS

Section 1.  Broker-Dealer Services and Michael Patterson, Inc.

     The Advisor may, consistent with Section 4 of Article II of this Agreement, select Michael Patterson, Inc. to act as broker to effect security transactions for the Client for a fee. Michael W. Patterson wholly owns Michael Patterson, Inc. and is the Chairman and Chief Executive Officer of Michael Patterson, Inc., a director of Michael Patterson, Inc., the Chief Executive Officer, Chairman and Secretary of the Advisor, a director of the Advisor, an indirect owner of 55% of the Advisor, a Trustee of the Client and the Chairman and the Secretary of the Client.

     Joseph M. McCloud is the President, Chief Financial Officer and Treasurer of the Advisor, a director of the Advisor, an indirect owner of 15% of the Advisor, a broker employed by Michael Patterson, Inc., a Vice President of Michael Patterson, Inc., a Trustee of the Client and the President and Treasurer of the Client.

     Nicolas P. Bicking and Andrew M. Ankrim are also indirect owners of the Advisor and are brokers employed by Michael Patterson, Inc.

Section 2.  Allocation of Brokerage

     The Client agrees that when the Advisor places orders for the execution of securities transactions for the Funds, the Advisor may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the judgment of the Advisor will be in the best interests of the Client, taking into consideration in the selection of such brokers and dealers the available prices and rates of brokerage commissions and other relevant factors (such as without limitations, execution capabilities, research and other services provided by such brokers or dealers which are expected to enhance the general portfolio and management capabilities of the Advisor, and the value of any ongoing relationship of the Advisor with such brokers and dealers), without having to demonstrate that such factors are of a direct benefit to the Client.

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Section 3.  Transactions for the Advisor and Other Accounts

     The Client hereby acknowledges that the Advisor's services under this Agreement are non-exclusive, and that the Advisor shall be free to render the same or similar services to other clients. The Client further acknowledges that the Advisor renders investment advice based upon each client's representations as to the client's investment objectives. Therefore, the Advisor, in the performance of its advisory duties, may give advice to other clients and take action which may differ from the advice given, or the timing and nature of the action taken, with respect to the Funds. Nothing in this Agreement shall be deemed to impose upon the Advisor any obligation to purchase or sell or to recommend for purchase or sale for the Funds any security or other property which it or its affiliates may purchase or sell for their own account or for the accounts of any other client, if in the sole discretion of the Advisor, it is for any reason undesirable or impractical to take such action or make such recommendation for the Funds. The Client also acknowledges that the Advisor may charge other clients different fees, which may be higher or lower than the fees charged with respect to the Funds for similar services.

Section 4.     Agency Cross Transactions

     The Client understands that, to the extent permitted by applicable law, the Advisor may, in transactions involving the Client's securities, act as principal or may act as agent while also representing another client of the Advisor on the other side of the transaction, hereinafter referred to as an "agency cross transaction". The Client hereby consents to the Advisor so acting as principal or as agent for both sides of a transaction. The Client may revoke its consent to the Advisor's participation in an agency cross transaction at any time by providing written notice to the Advisor.


                             ARTICLE VIII
                       GOVERNMENTAL REGULATIONS

Section 1.  Ownership Limitations

     The Client agrees not to exceed the ownership limitations set by any federal agency, exchange or regulatory authority for each of the Funds, acting alone or in concert with others. The Client acknowledges that the Advisor has the right to limit the holdings of specific securities in the Funds. The Client agrees to abide by all other applicable laws, rules and regulations with respect to maintaining Funds with the custodian, including reporting requirements. Furthermore, the Client acknowledges that, under applicable rules, the Advisor and the custodian may be required to provide the Securities and Exchange Commission ("SEC"), self-regulatory agencies, state regulatory agencies or exchanges with information concerning the Client's securities and options positions and related data.

Section 2.  Transactions Subject to Industry Regulations and Standards.

     All transactions shall be subject to the regulations of all applicable government authorities and self-regulatory agencies including, but not limited to, the constitutions and rules of the clearing house, exchange, or market where executed. The Client understands that the Advisor is registered as an investment advisor under the Investment Advisors Act of 1940, as amended, and as such is obligated to comply with all applicable laws and regulations including those of the SEC and other regulatory and self-regulatory agencies and agrees that the Advisor shall not be liable to the Client as a result of any action taken by the Advisor to comply with any ruling, interpretation or directive of such organization.

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                              ARTICLE IX
                            MISCELLANEOUS

Section 1.  Confidential Relationship

     All information and advice furnished by either party to the other hereunder, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.

Section 2.  Representation by  Advisor

     By execution of this Agreement, the Advisor represents that it is registered as an investment advisor under the Investment Advisors Act of 1940.

Section 3.  Acknowledgment of Disclosure

     The Fund hereby acknowledges receipt of the Advisor's Disclosure Statement (Form ADV Part II) as required pursuant to Rule 204-3 under the Investment
Advisors Act of 1940 prior to or on the date of the Fund's signing of this Agreement.

Section 4.  Entire Agreement

     This Agreement constitutes the entire agreement between the parties hereto with respect to the investment and management of the Funds.

Section 5.  Construction

     Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision.

Section 6.  Notices

     All notices required or permitted to be sent under this Agreement shall be sent to the address appearing beside the signature of the party to be notified on the signature page of this Agreement, or to such other name or address as may be given in writing to the other party. Any notice shall be deemed to be given or received on the third day after deposit in U.S. mails or when actually received, whichever is earlier.

Section 7.  Authority

     Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such action does not conflict with or violate any provision of law, rule or regulation, contract, deed of trust, or other instrument to which it is a party or to which any of its property is subject.

Section 8.  Governing Law.

     The laws of the state of Ohio shall control all matters relating to this Agreement and shall apply to the extent not preempted by the laws of the United States of America.

Section 9.  Counterparts

     This Agreement may be executed in several counterparts, each of which shall be considered as an original.

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Addresses:                                    Signatures:

Merlin Advisors, Inc.                    MERLIN ADVISORS, INC.
Attn: Joseph M. McCloud
1200 Old Henderson Road
Columbus, Ohio 43220            By: /s/ Joseph M. McCloud
                                Joseph M. McCloud, President



Merlin Funds Group              MERLIN FUNDS GROUP
Attn: Joseph M. McCloud
1200 Old Henderson Road
Columbus, Ohio 43220            By: /s/ Joseph M. McCloud
                                Joseph M. McCloud, President

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